Exhibit 10.2
Baldwin Technology Company, Inc.
2 Trap Falls Road
Suite 402
Shelton, Connecticut 06484-0941
Tel: 203-402-1000
Fax: 203-402-5500
June 19, 2007
Mr. Gerald A. Nathe
11448 Bronzedale Drive
Oakton, VA 22124
Dear Mr. Nathe:
     This Agreement sets forth the terms of your employment with Baldwin Technology Company, Inc., a Delaware corporation (the “Company”), and supersedes our agreement dated March 19, 2001, as amended by our subsequent agreements dated February 26, 2002, August 13, 2002, July 11, 2003, July 30, 2005 and November 14, 2005, and it is effective as of June 30, 2007.
1.	Duties.

During the term of your employment hereunder, you shall be employed as the Chairman of the Board of the Company, and you shall oversee the business, affairs, and property of the Company subject to the direction of the Board of Directors of the Company (the “Board of Directors”).

2.	Compensation.

As compensation for your services during the term of your employment hereunder:
A.	Salary.

You shall be paid a salary at the annual rate of three hundred fifty thousand dollars

($350,000) (the “base salary”), payable in appropriate installments to conform with regular payroll dates for salaried personnel of the Company.

B.	Reviews and Adjustments.

As of July 1, 2007 and each succeeding July 1 during the term of your employment hereunder, your performance shall be reviewed by the Board of Directors, your attainment of mutually agreed-upon objectives shall be evaluated, and the base salary payable to you for the twelve (12) months beginning on such July 1 may be adjusted upward (but not downward unless agreed to by you) by the Board of Directors.

C.	Incentive Compensation.

During the term of your employment hereunder, and at such other times subsequent thereto as are otherwise set forth herein, you shall be paid incentive compensation which shall be determined and paid in accordance with the terms of the Management Incentive Compensation Plan.

D.	Deferred Compensation.

You shall be paid, at such times as are set forth in this Agreement, annual deferred compensation of one hundred and sixty thousand dollars ($160,000), which on a monthly basis is thirteen thousand three hundred and thirty three and 33/100 dollars ($13,333.33) (the “Monthly Amount”). The Monthly Amount shall be paid monthly to you or to your beneficiary or beneficiaries designated by you in writing to the Company, or, if none is so designated, to your estate (such person or persons being referred to herein as the “Beneficiary”), beginning on the day set forth in this Agreement, for a period (except as otherwise provided in this

Agreement) of one hundred eighty (180) months or the period ending with the month of your death, whichever is longer. In this regard, if you die after the date on which you first become entitled to payment of the Deferred Compensation, whether or not the first payment of the Monthly Amount has been paid, and prior to the payment of the Monthly Amount for one hundred eighty (180) months, the Monthly Amount shall be paid monthly for the balance of such one hundred eighty (180) month period to the Beneficiary.
3.	Class A Stock.
A.	Transfer of Shares.

The Company shall issue or transfer to you, at such times when you have earned them, at no cost to you, a total of one hundred sixty thousand (160,000) shares of the Company’s Class A Common Stock, par value $.01 per share (“Class A Stock”) in four (4) equal installments of forty thousand (40,000) shares each. You will be deemed to have earned the first of the four (4) installments of forty thousand (40,000) shares of Class A Stock on a date when the closing price of the Class A Stock on the American Stock Exchange (the “Fair Market Value”) reaches seven and 87/100 dollars ($7.87) per share. Each of the three (3) subsequent installments of Class A Stock shall similarly be deemed to be earned by you when the Fair Market Value of the Class A Stock increases by an additional two dollars ($2.00) per share over the Fair Market Value at which the previous installment was earned. A stock certificate for the Class A Stock so earned shall be issued and delivered to you within fifteen (15) days of the date such Class A Stock was deemed to be earned by you.

B.	Adjustment in Shares and Fair Market Value.

In the event of a reorganization, recapitalization, change of shares, stock split, spinoff,

stock dividend, reclassification, subdivision or combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of capital stock of the Company, the number of shares and increase in price of the Fair Market Value as stated in Paragraph 3A hereof shall be adjusted appropriately.

C.	Piggy-Back Registration Right, and Demand Registration Right.

With regard to each installment of the Class A Stock issued to you under Paragraph 3A hereof, the Company grants to you the right to require the Company to include such Class A Stock in any registration statement that the Company may file in the future (such right to be known as a “Piggy-Back Registration Right”). In the event the Company does not file and cause to become effective a registration statement subsequent to your earning an installment of the Class A Stock issued under Paragraph 3A hereof on which you could have exercised your Piggy-Back Registration Right, the Company further grants to you a one-time right to demand that the Company file and cause to become effective a registration statement for any installment of the Class A Stock issued to you under Paragraph 3A hereof, by written notice to the Company (such right to be known as the “Demand Registration Right”). In the event you notify the Company of your exercise of a Demand Registration Right, the Company shall use its best efforts to have a registration statement with respect to the Class A Stock issued to you under Paragraph 3A hereof prepared, filed, and declared effective by the Securities and Exchange Commission as soon as practicable. Notwithstanding anything in this Paragraph 3C to the contrary, the Company shall not be required to file a registration statement during the period between (a) the date on which its financial statements for any fiscal year become available and (b) the date on which it is required to file an annual report with respect to such fiscal year on Form 10-K under the Securities Exchange Act of 1934; provided, however, that the

Company shall during such period be required to continue to use its best efforts to prepare such registration statement for filing and to file such registration statement as soon as possible after the date described in the foregoing clause (b) of this Paragraph 3C. Your right to exercise your Demand Registration Right shall expire, respectively, on or before the earlier of (c) the date the Company files and causes to become effective a registration statement on which you could have exercised your PiggyBack Registration Right for any installment of Class A Stock issued under Paragraph 3A hereof, or (d) three (3) years after the date any installment of shares of the Class A Stock is issued to you under Paragraph 3A hereof.
4.	Life Insurance.
A.	The $500,000 Policy.

During the term of your employment hereunder, the Company shall continue to pay the premiums on an existing contract of life insurance on your life in the amount of five hundred thousand dollars ($500,000), which contract is currently owned by the GAN Irrevocable Trust, dated July 31, 2000, under which you are the creator and your spouse is the initial trustee (the “Trust”), and pursuant to which the Trust is the sole beneficiary.

B.	The $2,000,000 Policy.

During the term of your employment hereunder, the Company shall continue to pay the premiums on an existing contract of life insurance on your life in the amount of two million dollars ($2,000,000), which contract is currently owned by the Trust, and pursuant to which the Trust is the sole beneficiary.

C.	The $3,000,000 Policy.

(i)	During the term of your employment hereunder, the Company shall continue to pay the premiums on an existing contract of life insurance on your life in the amount of three million dollars ($3,000,000), which contract is currently owned by the Company, and pursuant to which the Company is the sole beneficiary.
5.	Reimbursement of Expenses.

In addition to the compensation provided for herein, the Company shall reimburse you for all reasonable expenses incurred by you during the term of this Agreement in connection with the business of the Company, and its subsidiaries and affiliates, including but not limited to business-class travel if overseas, reasonable accommodations, and entertainment, subject to documentation in accordance with the Company’s policy, during the term of your employment hereunder. In this connection, it is understood that certain business of the Company will require the presence of your spouse, and this Paragraph 5 applies as well to such expenses relating to her. All such reimbursements shall be made in accordance with the Company’s general policies for reimbursement of expenses, but in no event later than the end of the calendar year following the calendar year in which such expenses are incurred.

6.	Extent of Services.
A.	In General.

During the term of your employment hereunder you shall devote your best and full-time efforts to the business and affairs of the Company.

B.	Limitation on Other Services.

During the term of your employment hereunder, you shall not undertake employment with, or participate in, the conduct of the business affairs of any other person, corporation, or entity, except at the direction or with the written approval of the Board of

Directors; provided, however, that this Paragraph 6B shall not apply to the affairs of your family’s farming and ranching activities in Montana and the States and Canadian Provinces adjoining Montana.

C.	Personal Investments.

Nothing herein shall preclude you from having, making or managing personal investments which involve limited active participation in the affairs of the entities in which you so invest, but, unless approved in writing by the Board of Directors, during the term of your employment hereunder, you shall not have more than a one percent (1%) ownership interest in any entity which is directly competitive with any business conducted by the Company at that time. The phrase “conducted by the Company” as used in this Paragraph 6C and in Paragraph 13 hereof shall mean the business conducted by the Company, by any corporation in which the Company owns fifty percent (50%) or more of the stock (either voting or non-voting), or by any other entity in which the Company owns fifty percent (50%) or more of the equity interests (either voting or non-voting) (each a “Subsidiary”).
7.	Location.

Your duties hereunder shall be performed for the Company worldwide, with particular emphasis in the Company’s office in Shelton, Connecticut.

8.	Vacation; Other Benefits.
A.	Vacation.

During the term of your employment hereunder, you shall be entitled to a vacation or vacations, with pay, totaling five (5) weeks in each fiscal year. You may accumulate up to fifteen (15) weeks vacation, but not more than four (4) weeks from any single prior year. Any such accumulated vacation may be used in any subsequent year or years in addition to the five (5) weeks of vacation to which you are entitled for each such year.

B.	The Company’s Benefit Plans.

During the term of your employment hereunder, you shall be eligible for inclusion, to the extent permitted by law, as a full-time employee of the Company or any Subsidiary, in any and all (i) pension, profit sharing, savings, and other retirement plans and programs as in effect at the time, (ii) life and health (medical, dental, hospitalization, short-term and long-term disability) insurance plans and programs as in effect at the time, (iii) stock option and stock purchase plans and programs as in effect at the time, (iv) accidental death and dismemberment protection plans and programs as in effect at the time, (v) travel accident insurance plans and programs as in effect at the time, and (vi) other plans and programs at the time sponsored by the Company or any Subsidiary for employees or executives generally as in effect at the time, including any and all plans and programs that supplement any or all of the foregoing types of plans or programs (except for any annual bonus plan).

C.	Automobile, Club, and Professional Services.

During the term of your employment hereunder, (i) the Company shall provide an automobile for your continued business use pursuant to the arrangement between you and the Company that was in effect immediately prior to the effective date of this Agreement, (ii) the Company shall reimburse you for dues paid by you, not in excess of five thousand dollars ($5,000) per calendar year, for your membership at a social club of your choice, and (iii) the Company shall reimburse you, upon submission by you to the Company of the statements for services of any person or persons of your choice that you have paid to advise you with regard to financial, investment, and tax matters; provided, however, that reimbursement for such payments shall not exceed fifteen thousand dollars ($15,000) per calendar year beginning with the calendar year 2007. All such reimbursements shall be made in accordance with the Company’s general policies for reimbursement of expenses, but in no event later than the last day of the calendar year following the calendar year in which such expenses were incurred. The amount of expenses eligible for reimbursement during one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.

D.	Post-Termination Benefits.

In addition to any other payments and benefits provided in this Agreement, effective with the termination of your employment, you and your spouse shall be permitted to participate in the retiree medical program offered to other retirees of the Company generally, upon the same terms as are applicable to such other retirees. The Company shall reimburse you for eighty percent (80%) of any premiums paid by you for coverage under any such retiree medical program. Should no retiree coverage be available to you and your spouse through the Company, the Company shall reimburse you for eighty percent (80%) any premiums paid by you for individual coverage for you and your spouse comparable to that which you and your spouse were eligible for under the Company sponsored plan immediately before you were no longer eligible for coverage under such plan. No reimbursement hereunder shall be made sooner than first day of the seventh full calendar month following your termination, and all such reimbursements shall be made in accordance with the Company’s general policies for reimbursement of expenses, but in no event later than the last day of the calendar year following the calendar year in which you paid such premiums. The amount of expenses eligible for reimbursement during one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.
9.	Termination of Employment.

For purposes of this Agreement, termination of employment (or retirement) shall mean a separation from service from the Company and any affiliates of the Company, as “separation from service” is defined under Section 409A of the Internal Revenue Code as amended, and regulations issued thereunder.
A.	Termination by the Company without Cause.

The Company may, without cause, terminate your employment hereunder at any time upon ten (10) or more days’ written notice to you. In the event your employment is terminated under this Paragraph 9A, the Company shall pay to you the following:
(i)	A single lump sum payment, no later than the last day of your employment, of :
(a)	Any accrued but unpaid salary set forth in Paragraph 2A hereof (as adjusted by Paragraph 2B hereof), including salary in respect of any accrued and accumulated vacation, due to you at the date of such termination; and

(b)	Any amounts owing, but not yet paid, pursuant to Paragraph 5 hereof;
(ii)	A single lump sum of two and nine-tenths times (2.9) your then current “base salary” as defined in Paragraph 2A (as adjusted by Paragraph 2B hereof), with payment to be made on the first day of the seventh (7th) full calendar month immediately succeeding the month in which the last day of employment occurs;

(iii)	A single lump sum payment of any accrued but unpaid incentive compensation set forth in Paragraph 2C hereof due to you at the date of such termination for the fiscal year ending June 30, 2007, which shall be paid within the time period specified under the terms of the Management Incentive Compensation Plan; and

(iv)	If and to the extent vested, the Deferred Compensation set forth in Paragraph 2D hereof, with payment of the Monthly Amount delayed until the first day of the seventh (7th) full calendar month immediately succeeding the month in which the last day of your employment occurs. However, the first such payment will include the aggregate of the Monthly Amounts that would have been made during the interim period, and, therefore, will be equal to seven (7) times the Monthly Amount, and such payment shall reduce the number of overall payments due under Paragraph 2D hereof by seven (7). Payments under this Paragraph 9A(iv) shall be made on the first day of each respective calendar month.
     The Company shall have no further obligation to you under this Agreement and you shall have no further obligation to the Company under this Agreement except as provided in Paragraph 8D, Paragraph 12, and Paragraph 13 hereof.
B.	Termination by Mutual Consent.

You may terminate your employment hereunder at any time with the written consent of the Company. In the event your employment is terminated under this Paragraph 9B, the Company shall pay to you the following:

(i)	A single lump sum payment, no later than the last day of your employment, of:
(a)	Any accrued but unpaid salary set forth in Paragraph 2A hereof (as adjusted by Paragraph 2B hereof), including salary in respect of any accrued and accumulated vacation, due to you at the date of such termination; and

(b)	Any amounts owing, but not yet paid, pursuant to Paragraph 5 hereof;
(ii)	A single lump sum to be paid on the first day of the seventh (7th) full calendar month following the month in which your last day of employment occurs, in an amount equal to your annual “base salary” under Paragraph 2A hereof (as adjusted by Paragraph 2B hereof);

(iii)	A single lump sum payment of any accrued but unpaid incentive compensation set forth in Paragraph 2C hereof due to you at the date of such termination for the fiscal year ending June 30, 2007, which shall be paid within the time period specified under the terms of the Management Incentive Compensation Plan; and

(iv)	If and to the extent vested, the Deferred Compensation set forth in Paragraph 2D hereof, with payment of the Monthly Amount delayed until the first day of the seventh (7th) full calendar month immediately succeeding the month in which the last day of your employment occurs. However, the first such payment will include the aggregate of the Monthly Amounts that would have been made during the interim period, and, therefore, will be equal to seven (7) times the Monthly Amount, and such payment shall reduce the number of overall payments due under Paragraph 2D hereof by seven (7).

Payments under this Paragraph 9B(iv) shall be made on the first day of each respective calendar month.

The Company shall have no further obligation to you under this Agreement and you shall have no further obligation to the Company under this Agreement except as provided in Paragraph 8D, Paragraph 12, and Paragraph 13 hereof.

C.	Termination by the Company with Cause.

The Company may for cause terminate your employment hereunder at any time by written notice to you. For purposes of this Agreement, the term “cause” shall mean (1) a failure by you to remedy either (a) a continuing neglect in the performance of your duties under this Agreement, or (b) any action taken by you that seriously prejudices the interests of the Company, in either event within ten (10) days of the Company’s written notice to you of such neglect or action, or (2) your conviction of a felony. In the event of the termination of your employment hereunder for cause, the Company shall pay to you the following:
(i)	A single lump sum payment, no later than ten (10) days after the last day of your employment, of
(a)	Any accrued but unpaid salary set forth in Paragraph 2A hereof (as adjusted by Paragraph 2B hereof), including salary in respect of any accrued and accumulated vacation, due to you at the date of such termination; and

(b)	Any amounts owing, but not yet paid pursuant to Paragraph 5 hereof;
(ii)	A single lump sum payment of any accrued but unpaid incentive compensation set forth in Paragraph 2C hereof due to you at the date of such termination for the fiscal year ending June 30, 2007, which shall be paid within the time period specified under the terms of the Management Incentive Compensation Plan; and

(iii)	If and to the extent vested, the Deferred Compensation set for in Paragraph 2D hereof, with payment of the Monthly Amount delayed until the first day of the seventh (7th) full calendar month immediately succeeding the month in which the last day of your employment occurs. However, the first such payment will include the aggregate of the Monthly Amounts that would have been made during the interim period, and, therefore, will be equal to seven (7) times the Monthly Amount, and such payment shall reduce the number of overall payments due under Paragraph 2D hereof by seven (7). Payments under this Paragraph 9C(iii) shall be made on the first day of each respective calendar month.

The Company shall have no further obligation to you under this Agreement and you shall have no further obligation to the Company under this Agreement except as provided in Paragraph 8D, Paragraph 12, and Paragraph 13 hereof.
D.	Events.

If any of the following described events occurs during the term of your employment hereunder, you may terminate your employment hereunder by written notice to the Company either prior to, or not more than six (6) months after, the happening of such event. In such event, your employment hereunder will be terminated effective as of the later of ten (10) days after the notice or ten (10) days after the event, and the Company shall make to you the same payments that the Company would have been obligated to make to you under Paragraph 9A hereof if the Company had terminated your employment hereunder effective on such date. The events, the occurrence of which shall permit you to terminate your employment hereunder under this Paragraph 9D, are as follows:
(i)	The removal of you or the election of any other person as the Chairman of the Board of the Company; provided, however, that you shall not have approved such removal or such election, in your capacity as a director, by voting for such removal or such election;

(ii)	Any merger or consolidation by the Company with or into any other entity or any sale by the Company of substantially all of its assets;

(iii)	Any change of a majority of the directors of the Company occurring within any thirteen (13) month period, or the acquisition by a single person or entity or a related group of persons or entities, of shares of any class or classes of voting stock of the Company representing twenty-five percent (25%) or more of the total votes entitled to be cast by all of the then outstanding share of all classes of voting stock of the Company; provided, however, that there shall be excluded from any such calculation of percentage of ownership all stock held by any officer of the Company on the effective date of this Agreement;

(iv)	The adoption by the Company of any plan of liquidation providing for the distribution of all or substantially all of its assets; provided, however, that you shall not have approved the adoption of such plan, in your capacity as a director, by voting for it; and

(v)	The failure by the Company to observe or comply in any material respect with any of the provisions of this Agreement, including a material diminution in your duties, or the assignment to you of duties that are materially inconsistent with your duties or that materially impair your ability to function as the Chairman of the Board of the Company if such failure has not been cured within thirty (30) days after written notice thereof has been given by you to the Company.
E.	Disability or Death.

If you should suffer a Permanent Disability, the Company may terminate your employment hereunder upon ten (10) or more days’ prior written notice to you. For purposes of this Agreement, a “Permanent Disability” shall be deemed to have occurred only when you are qualified for benefits under the Company’s or a Subsidiary’s Long Term Disability Insurance Policy, and in addition, you meet one or both of the following requirements: you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or you are, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. In the event of Permanent Disability or death, the Company shall pay:
(i)	In the case of Permanent Disability only, to you, on the first (1st) and fifteenth (15th) days of each month, commencing with the first day of the seventh (7th) full calendar month following the month in which your

Permanent Disability occurs, a semi-monthly amount equal to fifty percent (50%) of the monthly base salary you were receiving at the date of such Permanent Disability under Paragraph 2A hereof (as adjusted by Paragraph 2B hereof), payable through June 30, 2010; provided, however, that the semi-monthly amount payable under this Paragraph 9E(i) (but not the Deferred Compensation payable under Paragraph 2D hereof, which shall be paid in accordance with the terms of Section 9B(iv) of hereof) shall be reduced to the extent of any payments made to you through any Company-sponsored group disability plan; and the first such payment shall include a lump sum payment in an amount equal to the amount that would have been paid under this Paragraph 9E(i) had payments hereunder commenced immediately upon the first day of the first month following your Permanent Disability.

(ii)	To you or your legal representative, or to the Beneficiary, a single lump sum payment of :
(a)	In the event of your Death or Permanent Disability, no later than ten (10) days after the last day of your employment, any accrued but unpaid salary set forth in Paragraph 2A hereof (as adjusted by Paragraph 2B hereof), including salary in respect of any accrued and accumulated vacation, due to you at the date of such termination;

(b)	In the event of your Death or Permanent Disability, no later than ten (10) days after the last day of your employment, any amounts owing, but not yet paid, pursuant to Paragraph 5 hereof; and

(c)	In the event of your Death or Permanent Disability, a single lump sum payment of any accrued but unpaid incentive compensation set forth in

Paragraph 2C hereof due to you at the date of such termination for the fiscal year ending June 30, 2007, which shall be paid within the time period specified under the terms of the Management Incentive Compensation Plan; and
(iii)	In the case of death only, to your legal representative, or to the Beneficiary, the vested portion of the Deferred Compensation set forth in Paragraph 2D hereof, with payment of the Monthly Amount beginning on the first day of the month immediately succeeding the last day of your employment.

The Company shall have no further obligation to you under this Agreement and you shall have no further obligation to the Company under this Agreement except as provided in Paragraph 8D, Paragraph 12, and Paragraph 13 hereof.
F.	No Excess Parachute Payments.

Notwithstanding anything to the contrary contained in this Agreement, if the Company obtains a written opinion of its tax counsel (“Tax Counsel”) to the effect that there exists a material possibility that any payment to which you would (but for the application of this Paragraph 9F) be entitled under this Agreement, would (but for such application) be treated as an “excess parachute payment” (as defined in Section 280G(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder), this Agreement shall be amended by reducing the payments to which you are entitled hereunder as follows, to the extent necessary, so that, in the opinion of Tax Counsel, there does not exist a material possibility that any payment to which you are entitled under this Agreement (as so amended) will be treated as an excess parachute payment: first, the

Deferred Compensation (and, concomitantly, the Monthly Amount), second (if applicable), the amount payable under Paragraph 9A(ii) hereof by virtue of your election under Paragraph 9D hereof to treat an event described therein as constituting the termination of your employment, and third, on a pro-rata basis, all other amounts (other than amounts payable pursuant to Paragraph 5 hereof, which shall in any event be paid in full) to which you are entitled hereunder.

G.	Retirement.

If not previously terminated under any of the previously outlined provisions, your employment hereunder shall terminate when you retire from full-time employment with the Company, which shall occur no earlier than June 30, 2010, at which time the Company shall pay to you the following:
(i)	A single lump sum payment, no later than the last day of your employment, of:
(a)	Any accrued but unpaid salary set forth in Paragraph 2A hereof (as adjusted by Paragraph 2B hereof), including salary in respect of any accrued and accumulated vacation, due to you at the date of such termination; and

(b)	Any amounts owing, but not yet paid, pursuant to Paragraph 5 hereof; and
(ii)	The Deferred Compensation as set forth in Paragraph 2D hereof, with payment of the Monthly Amount delayed until the first day of the seventh (7th) full calendar month immediately succeeding the month in which the last day of your employment occurs. However, the first such payment will include the aggregate of the Monthly Amounts that would have been made during the interim period, and, therefore, will be equal to seven (7) times the Monthly Amount, and such payment shall reduce the number of overall payments due under Paragraph 2D hereof by seven (7). Payments under this Paragraph 9A(iv) shall be made on the first day of each respective calendar month.

The Company shall have no further obligation to you under this Agreement and you shall have no further obligation to the Company under this Agreement except as provided in Paragraph 8D, Paragraph 12, and Paragraph 13 hereof.
10.	Source of Payments.

All payments provided for hereunder shall be paid from the general funds of the Company. The Company may, but shall not be required to, make any investment or investments whatsoever, including the purchase of a life insurance contract or contracts on your life, to provide it with funds to satisfy its obligations hereunder; provided, however, that neither you, the Beneficiary, nor any other person or persons, shall have any right, title, or interest whatsoever in or to any such investment or contracts. If the Company shall elect to purchase a life insurance contract or contracts on your life to provide the Company with funds to satisfy its obligations hereunder, the Company shall at all times be the sole and complete owner and beneficiary of such contract or contracts, and shall have the unrestricted right to use all amounts and to exercise all options and privileges thereunder without the knowledge or consent of you, the Beneficiary, or any other person or persons, it being expressly agreed that neither you, the Beneficiary, no any other person or persons shall have any right, title, or interest whatsoever in or to any such contract or contracts. Notwithstanding anything to the contrary contained in this Paragraph 10, if the Company purchases any such contract or contracts, you shall have the right, upon the termination of your employment by the Company to purchase as soon after such termination as possible any one or more of such contracts for an amount equal to the cash surrender value thereof; provided, however, that you notify the Company in writing of your intention to make any such purchase no later than thirty (30) days subsequent to such termination.

11.	Enforcement of Rights.

Nothing in this Agreement, and no action taken pursuant to its terms, shall create or be construed to create a trust or escrow account of any kind, or a fiduciary relationship between the Company and you, the Beneficiary, or any other person or persons. You, the Beneficiary, and any other person or persons claiming a right to any payments or interests hereunder shall rely solely on the unsecured promise of the Company, and nothing herein shall be construed to give you, the Beneficiary, or any other person or persons, any right, title, interest, or claim in or to any specific asset, fund reserve, account, or property of any kind whatsoever owned by the Company or in which it may have any right, title, or interest now or in the future, but you, the Beneficiary, and any other person or persons shall have the right to enforce a claim for benefits hereunder against the Company in the same manner as any unsecured creditor. Notwithstanding anything to the contrary set forth in this Paragraph 11, the Company has established a so-called “rabbi trust,” as described in the Internal Revenue Service’s Revenue Procedure 92-64, and is permitted to contribute the amounts necessary for the Company to fund the Deferred Compensation set forth in Paragraph 2D hereof.

12.	Inventions and Confidential Information.

So long as you shall be employed by the Company, you agree promptly to make known to the Company the existence of any and all creations, inventions, discoveries, and improvements made or conceived by you, either solely or jointly with others, during the term of this Agreement and for three (3) years thereafter, and to assign to the Company the full exclusive right to any and all such creations, inventions, discoveries, and improvements relating to any subject matter with which the Company is now or shall become concerned, or relating to any other subject matter if made with the use of the Company’s time, materials, or facilities. To the fullest extent permitted by law, any of the foregoing inventions shall be considered as “work-made-for-hire” and the Company shall be the owner thereof. You further agree, without charge to the Company but at its expense, if requested to do so by the Company, to execute, acknowledge, and deliver all papers, including applications or assignments for patents, trademarks, and copyrights, and papers relating thereto, as may be considered by the Company to be necessary or desirable to obtain or assign to the Company any and all patents, trademarks, or copyrights for any and all such creations, inventions, discoveries, and improvements in any and all countries, and to vest title thereto in the Company in all such creations, inventions, discoveries, and improvements as indicated above conceived during your employment by the Company, and for three (3) years thereafter. You further agree that you will not disclose to any third person any trade secrets or proprietary information of the Company, or use any trade secrets or proprietary information of the Company in any manner, except in the pursuit of your duties as an employee of the Company, and that you will return to the Company all materials (whether originals or copies) containing any such trade secrets or proprietary information (in whatever medium) on termination of your employment by the Company. The obligations set forth in this Paragraph 12 shall survive the termination of your employment hereunder. This Paragraph 12 replaces the agreement executed by you on January 5, 1993, which prior to agreement is now null and void.

13.	Restrictive Covenant.

For a period of three (3) years after the termination of your employment by the Company, you shall not, in any geographical location at which there is at that time business conducted by the Company which was conducted by the Company at the date of such termination, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with, the ownership, management, operation or control of any business similar to or competitive with such business conducted by the Company without the written consent of the Company; provided, however, that you may have an ownership interest of up to one percent (1%) in any entity, notwithstanding that such entity is directly competitive with any business conducted by the Company at the date of such termination.

14.	Legal Fees.

The Company shall reimburse you, upon submission by you to the Company of a statement for services of any attorney or attorneys of your choice that you have paid to advise you with regard to this Agreement; provided, however, that such reimbursement shall not exceed twenty thousand dollars ($20,000) per calendar year beginning with the calendar year 2007. Any such reimbursement shall be made in accordance with the Company’s general policies for reimbursement of expenses, but in no event later than the last day of the calendar year following the calendar year in which the expense was incurred. The amount of expenses eligible for reimbursement during one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.

15.	Arbitration.

Any controversy or claim arising out of or relating to this Agreement, or the breach or asserted breach thereof, shall be settled by arbitration to be held in New York, New York in accordance with the rules then obtaining of the American Arbitration Association, and the judgment upon the award rendered may be entered in any court having jurisdiction thereof.

The arbitrator shall determine which party shall bear the costs of such arbitration, including attorneys’ fees.

16.	Non-assignability.

Your rights and benefits hereunder are personal to you, and shall not be alienated, voluntarily or involuntarily, assigned or transferred.

17.	Binding Effect.

This Agreement shall be binding upon the parties hereto, and their respective assigns, successors, executors, administrators, and heirs. In the event the Company becomes a part to any merger, consolidation, or reorganization, this Agreement shall remain in full force and effect as an obligation of the Company and its successors in interest. None of the payments provided for by this Agreement shall be subject to seizure for payment of any debts or judgments against you, the Beneficiary, or any other person or persons, nor shall you, the Beneficiary, or any other person or persons have any right to transfer or encumber any right or benefit hereunder.

18.	Entire Agreement.

This Agreement contains the entire agreement relating to your employment by the Company. It may not be changed orally, and may be changed only be an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, deletion, or revocation is sought. Our agreement dated March 19, 2001 as amended by our subsequent agreements dated February 26, 2002, August 13, 2002, July 11, 2003, July 30, 2005, and November 14, 2005 is now null and void.

19.	Deferred Compensation.

The portions of this Agreement dealing with deferred compensation have been prepared with reference to Section 409A of the Internal Revenue Code and should be interpreted and administered in a manner consistent with Section 409A.

20.	Notices.

All notices and communications hereunder shall be in writing, sent by certified or registered mail, return receipt requested, postage prepaid; by facsimile transmission, time and date of receipt noted thereon; or by hand-delivery properly receipted. The actual date of receipt as shown by the receipt therefore shall determine the time at which notice was given. All payments required hereunder by the Company to you shall be sent postage prepaid, or, at your election, shall be transferred to you electronically to such bank as you designate in writing to the Company, including designation of the applicable electronic address. The foregoing items (other than any electronic transfer to you) shall be addressed as follows (or to such other address as the Company and you may designate in writing from time to time):

To the Company:	To you:

Baldwin Technology Company, Inc.	Gerald A. Nathe
2 Trap Falls Road	11448 Bronzedale Drive
Suite 402	Oakton, VA 22124
Shelton, CT 06484-0941	Facsimile: 703-264-0670
Facsimile: 203-402-5500
21.	NEW YORK LAW TO GOVERN. This Agreement shall be governed by, and construed and enforced according to, the domestic laws of the State of New York without giving effect to the principles of conflict of laws thereof.

Very truly yours, BALDWIN TECHNOLOGY COMPANY, INC.
BY:	/s/ Ralph R. Whitney, Jr.
Ralph R. Whitney, Jr.
Chair of the Compensation Committee of the Board of Directors

AGREED TO AND ACCEPTED:
/s/ Gerald A. Nathe
Gerald A. Nathe